Contact: Kathryn S. Brooks
802-244-5621 x. 1101

Green Mountain Coffee Roasters Announces
Changes in Finance Organization

WATERBURY, VERMONT (April 3, 2003) -- Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) announced today that it has named Frances Rathke interim Chief Financial Officer (CFO) replacing Bill Hogan.

Ms. Rathke is a seasoned financial executive who lives in Waterbury, VT. From 1990-2000, she was Chief Financial Officer and Secretary of Ben & Jerry's Homemade, Inc. During 2001, she served as interim CFO at Wild Oats Markets, Inc., a leading natural foods retailer. Fran began her career as an auditor at Coopers & Lybrand LLC and is a Certified Public Accountant.

Robert Stiller, President and CEO of Green Mountain Coffee, said, "We're pleased that Fran has agreed to help lead our financial organization through this period of transition. Fran's strategic and financial skills, as well as her experience with mid-size, rapidly growing companies, will help keep us on track as we continue to manage a successful year. Our growth rate is solidly meeting our expectations and Fran will be an important resource for me and our leadership team as we continue to work to deliver strong financial results."

Mr. Stiller continued, "We thank Bill Hogan for his contributions to Green Mountain Coffee and wish him well in his future endeavors. A search is underway for a new leader for our financial team, recognizing that there are unique characteristics that a culture like ours requires. I also want to reassure our shareholders that Bill's departure will not affect our commitment to improving shareholder value. We have a strong, broad-based and experienced senior management team in place, and members of the team are committed to delivering their best for the organization and our shareholders."

Green Mountain Coffee Roasters, Inc. is a leader in the specialty coffee industry and has been recognized by Forbes Magazine for the past three years as one of the "200 Best Small Companies in America." Green Mountain Coffee seeks to make the world a better place for present and future generations by operating in an environmentally and socially conscientious manner. The Company contributes at least five percent of its pre-tax profit annually to support socially responsible initiatives, many of which it has supported for over 10 years. Business Ethics magazine recognized these efforts by ranking Green Mountain Coffee Roasters 8th overall on its 2003 list of "100 Best Corporate Citizens."

The Company roasts high-quality arabica coffees and offers over 90 coffee selections including single-origin, estate, certified organic, Fair Trade, signature blends, and flavored coffees that it sells under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. The majority of Green Mountain Coffee's revenue is derived from its wholesale operation that serves supermarkets, convenience stores, offices, and other locations where fine coffees are sold. Green Mountain Coffee also operates a direct mail business and an e-commerce website (www.GreenMountainCoffee.com) from its Waterbury, Vermont headquarters.

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